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                                LICENSE AGREEMENT

Effective as of March 28, 2000 ("Effective Date") The Johns Hopkins University, a corporation of the State of Maryland, having a principal place of business at 3400 North Charles Street, Baltimore, MD 21218 (hereinafter referred to as "JHU") and Zorax, Inc., a Florida Corporation and a wholly owned subsidiary of UTEK Corporation, a Delaware Corporation, having a principal place of business at 202 South Wheeler Street, Plant City, Florida 33566(hereinafter the "Company") agree as follows:

                            ARTICLE 1 -- BACKGROUND

1.1 JHU has an assignment of "Apparatus for the Separation of Cystic Parasite Forms From Water", inventors C.J. Shiff and T.K.Graczyk ("Invention[s]"), as described in JHU Docket 1304, US Serial
         # 09/006,999, filed 1 /14/98, and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

1.2 JHU has certain technical data and information as herein defined ("Technology") pertaining to Invention(s).

1.3 JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States government, in said valuable invention; and

1.4 JHU, as a center for research and education, JHU desires to have the Technology and Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.5 JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, but is without capacity to commercially develop, manufacture, and distribute any such products or methods.

1.6 Company desires a license under said Technology, Invention(s) and Licensed Patent(s) to develop, manufacture, use and distribute such products and processes throughout the world in all fields of use.

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE 2 - DEFINITIONS

2.1 "PATENT RIGHTS" shall mean the U.S. Patent Application Serial No. 09/006,999, entitled"Apparatus for the Separation of Cystic Parasite Forms From Water", inventors C.J. Shiff and T.K.Graczyk and assigned to JHU (hereinafter the "PATENT APPLICATION") and the invention disclosed and claimed therein, and all continuations, divisions, and reissues based thereof, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon.

2.2 "TECHNOLOGY" means existing technical data and information, including, but not limited to, the


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         information contained in the Patent Application pertaining to the
         Invention(s) and provided to the Company whether or not it is of a confidential nature.

2.3 "LICENSED PRODUCT(S)" means any product or part thereof in the Licensed Field of Use, the manufacture, use or sale of which:

         a. would constitute, but for the license granted to the Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

         b.       incorporates any of the Technology.

2.4 "NET SALES", subject to Paragraph 6.5, below, shall mean gross revenues and fees billed by Company, AFFILIATED COMPANY and Company's sublicensees from the sale of LICENSED PRODUCT(S), whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not it falls within the scope of a claim), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by Company, AFFILIATED COMPANY or Company's sublicensee(s), are included in such gross revenue, and are separately billed:

         a.       Import, export, excise and sales taxes, and custom duties;

         b. Costs of insurance, packaging, and transportation from the place of manufacture to the customer's premises or point of installation;

         c.       Costs of installation at the place of use; and

         d.       Credit for returns, allowances, or trade discounts.

In the event that Company, AFFILIATED COMPANY or Company's sublicensee sells a LICENSED PRODUCTS) in combination with other ingredients or substances, the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination.

2.5 "AFFILIATED COMPANY" or "AFFILIATED COMPANIES" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with the Company. For purposes of this Paragraph 2.5, control shall mean the direct or indirect ownership of at least fifty percent (50%).

2.6 "EXCLUSIVE LICENSE" shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS, subject to rights retained by the United States government in accordance with P.L. 96-517, as amended by P.L. 98-620, and subject to the retained right of JHU to make, have made, provide and use for its' non-profit purposes LICENSED PRODUCT(S).

                               ARTICLE 3 - GRANTS

3.1 Subject to the terms and conditions of this Agreement, JHU hereby grants and Company hereby accepts, an EXCLUSIVE LICENSE, with the right to sublicense others pursurant to Article 9, to make, have made, use, sell, and import the LICENSED PRODUCTS) in the United States and worldwide underthe PATENT RIGHTS.


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3.2      Company may sublicense others under this Agreement, subject to Article
         9, and shall provide a copy of each such sublicense agreement to JHU promptly after it is executed. Each sublicense shall be consistent with the terms of this Agreement.

3.3 JHU shall have the right to practice the Invention(s) and use the Technology for its own bona fide research, including sponsored research and collaborations. JHU shall have the right to publish any information included in Technology and Licensed Patent(s).

                          ARTICLE 4 - GOVERNMENT RIGHTS

This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200-204, including an obligation that Licensed Product(s) sold or produced in the United States be "manufactured substantially in the United States," and Company agrees to take all reasonable action necessary on its part as licensee to enable JHU to satisfy its obligation thereunder, relating to Invention(s).

                         ARTICLE 5 - PATENT INFRINGEMENT

5.1 Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

5.2 Company shall have the first right to enforce any patentwithin PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Company may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to Paragraph 5.4. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company's expense.

5.3 If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within six (6) months of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

5.4 Any recovery by Company under Paragraph 5.2 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU fifteen percent (15%) of the recovery net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales in the country of such legal proceedings, provided, however, that any such credit under this Paragraph 5.4 shall not exceed fifty percent (50%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

                     ARTICLE 6 - PAYMENTS, ROYALTY, REPORTS

6.1 Company shall reimburse JHU for the reasonable costs of preparing, filing, maintaining and prosecuting PATENT RIGHTS incurred after the Effective Date of this Agreement. Company shall

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         reimburse JHU within thirty (30) days of receipt of invoice from JHU.

6.2 Company shall pay JHU fifteen thousand dollars ($15,000) within 30 days of the Effective Date of this Agreement as the up-front fee for the exclusive license to this TECHNOLOGY.

6.3 Company shall pay to JHU earned royalties of two and one half percent (2.5%) of NET SALES for the term of this Agreement. Such payments shall be made quarterly as provided in Paragraph 6.6.

6.4 Company shall pay the following minimum royalties beginning 24 months after the Effective Date:

         6.4.1    3rd anniversary:          $3,000
         6.4.2    4th anniversary:          $3,500
         6.4.3    5th anniversary:          $4,000
         6.4.4    6th anniversary:          $4,500
         6.4.5 7th anniversary and each anniversary thereafter until the end of patent life: $5,000.

6.5 Company shall provide Zorax, Inc common stock equal to 9% of currently outstanding shares (as of the Effective Date).

6.5.1 In the event that Zorax is sold. TM will agree to sell their shares to the acquirer and in consideration JHU will receive 9% of the total consideration issued for all of Zorax's shares.

6.6 The Company shall provide to JHU within thirty (30) days of the end of each March; June, September and December after the EFFECTIVE DATE of this Agreement, a written report to JHU of the amount of LICENSED PRODUCTS sold, the total NET SALES of such LICENSED PRODUCTS and the earned royalties due to JHU as a result of NET SALES by Company, AFFILIATED COMPANIES and sublicensees thereof. Payment of any such royalties due shall accompany such report.

Until the Company, an AFFILIATED COMPANY or a sublicensee has achieved a first commercial sale of a LICENSED PRODUCT, a report shall be submitted at the end of every June and December after the EFFECTIVE DATE of this Agreement. Such report shall include, as a minimum, information sufficient to enable JHU to satisfy reporting requirements of the US Government and for JHU to ascertain progress by Company's, AFFILIATED COMPANIES or sublicensee's technical efforts towards meeting the diligence requirements in Article 8.

6.7 Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 6.4 true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 6.4. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. The Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon two (2) business days' written notice to the Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by the Company. The Company shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees which permits such party to make, use or sell the LICENSED PRODUCTS) or provide LICENSED SERVICES, a provision requiring such party to retain records of sales of LICENSED PRODUCTS)


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         and records of LICENSED SERVICES and other information as required in
         Paragraph 6.4 and permit JHU to inspect such records as required by this Paragraph 6.5.

6.8 In order to insure JHU the full royalty payments contemplated hereunder, the Company agrees that in the event any LICENSED PRODUCT shall be sold to an AFFILIATED COMPANY or sublicensee or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCTS shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCTS resells such product to the end user, 2) the net service revenue received from using the LICENSED PRODUCT in providing a service, 3) the fair market value of the LICENSED PRODUCT or 4) the net selling price of LICENSED PRODUCTS paid by the purchaser.

6.9      All payments under this Agreement shall be made in U.S. Dollars.

             ARTICLE 7 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

7.1 JHU, at the Company's expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS upon authorization of the Company and the Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS. The Company will provide payment authorization to JHU at least one (1) month before an action is due, provided that the Company has received timely notice of such action from JHU. Failure to provide authorization can be considered by JHU as a Company decision not to authorize an action. In any country where the Company elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, JHU may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and the Company thereafter shall not be licensed under such patent or patent application.

7.2 Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and sublicensees of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

7.3 If necessary, the parties will exchange information which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph 7.3 shall not extend to any part of the information:

         a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or


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         b.       that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

         c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

         d. that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

The obligations of this Paragraph 7.3 shall also apply to AFFILIATED COMPANIES and/or sublicensees provided such information by Company. JHU's, the Company's, AFFILIATED COMPANIES, and sublicensees' obligations under this Paragraph 7.3 shall extend until three (3) years after the termination of this Agreement.

             ARTICLE 8 - TERM DILIGENCE. MILESTONES AND TERMINATION

8.1 This Agreement shall expire in each country on the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue seventeen (17) years from the Effective Date of this Agreement.

8.2 Zorax has the right to terminate this Agreement with 60 days written notice to JHU, providing all monies owed to JHU as of the date of notice of Termination have been fully paid to JHU. In the event of Termination, all rights to JHU TECHNOLOGY will revert back to JHU.

8.3 As an inducement to JHU to enter into this Agreement, Company agrees to use best efforts to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and to diligently develop markets for the LICENSED PRODUCT(S). To this end, Company shall meet the following milestones:

         (A) Company shall invest at least $30,000 in developing the Technology within the first 12 months after the Execution Date.

         (B) Company shall supply JHU with a business development plan reasonably acceptable to JHU with concrete product development and marketing milestones delineated within 60 days of the first anniversary of this Agreement. Should company fail to provide such a plan or meet the milestones in the plan, JHU shall have the right to immediately terminate this Agreement.

8.4 After first commercial sale, Company shall exercise its best efforts to market a product included in LICENSED PRODUCTS in the U.S. and worldwide.

8.5 After evidence, provided in writing by JHU or by another party, to Company, demonstrates the practicality of a particular application of the Technology which is not being developed or commercialized by Company, Company shall either provide JHU with a reasonable development plan and start development or attempt to reasonably sublicense the particular technology to a third party. If within six (6) months of such notification by JHU, Company has not initiated such development efforts or sublicensed that particular application of the Technology, JHU may terminate this license for such particular application. This Paragraph 8.4 shall not be applicable if Company


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         reasonably demonstrates to JHU that commercializing such LICENSED
         PRODUCTS) or granting such a sublicense would have a potentially adverse commercial effect upon marketing or sales of the LICENSED PRODUCTS developed and being sold by Company.

8.6 Upon breach or default of any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default in writing and a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement. Failure to meet any of the milestones in paragraph 8.2 shall be considered a breach.

8.7 Termination shall not affect JHU's right to recover unpaid royalties or fees or reimbursement for patent expenses incurred pursuant to Paragraph 7.1 prior to termination. Upon termination all rights in and to the licensed technology shall revert to JHU at no cost to JHU.

                       ARTICLE 9 - NEGATION OF WARRANTIES

JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement of patents, copyrights, and other rights of third parties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEES AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCTS) AND LICENSED SERVICES INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY.

JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCTS) AND SERVICES LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCTS) AND SERVICES LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEES AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

Nothing in this Agreement shall be construed as:

2. an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12.

3. Granting, by implication or estoppel, or otherwise any licenses or rights under patents or other rights of JHU or other persons other than Licensed Patent(s), regardless of whether such patents or


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         other rights are dominant or subordinate to any Licensed Patent(s); or

4. An obligation to furnish any technology or technological information other than the Technology.

                             ARTICLE 9 -- SUBLICENSE

9.1 Company may sublicense others under this Agreement and shall provide a copy of each such sublicense agreement to JHU promptly after it is executed. Each sublicense shall be consistent with the terms of this Agreement.

9.2 If Company is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee(s), Company will, at JHU's request, negotiate in good faith a sublicense(s) hereunder.

9.3 Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

         a. Sublicense terms and conditions shall reflect that any sublicensee(s) shall not further sublicense;

         and


         b. The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement.

Any such sublicense(s) also shall expressly include the provisions of Articles
17.2. 7.3. 8.4. 8.7 and 9) forthe benefit of JHU and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to JHU or its designee, in the event that this Agreement is terminated.

9.4 Company must provide JHU with 1.25% royalty on Net Sales of all products sold by its sublicensee(s) which incorporate LICENSED TECHNOLOGY

                            ARTICLE 10 -MISCELLANEOUS

10.1 All notices pertaining to this Agreement shall be in writing and sent certified mail, return receipt requested, to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party in accordance with this Paragraph 10.1:

FOR JHU:  Nina M. Siegler, C.F.A.
          Director, Office of Technology Transfer
          Johns Hopkins University
          708 N. Wyman Park Center
          3400 N. Charles Street
          Baltimore, MD 21218
               Phone: (410) 516-8137
               FAX: (410) 516-7811
               E-mail: nms@jhu.edu


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FOR Company: Uwe Reischl, M.D., Ph.D.
             President
             Zorax, Inc.
             202 South Wheeler Street
             Plant City, FI 3566
                  Phone: (813) 654-6113
                  FAX: (813) 754-2383
                  E-mail: ureischl@utekcorp.com

10.2 All written progress reports, royalty and other payments, and any other related correspondence shall be in writing and sent to:

FOR JHU: Nina M. Siegler, C.F.A.
         Director, Office of Technology Transfer
         Johns Hopkins University
         708 N. Wyman Park Center
         3400 N. Charles Street
         Baltimore, MD 21218
              Phone: (410) 516-8137
              FAX: (410) 516-7811
              E-mail: nms@jhu.edu

or such other addressee which JHU may designate in writing from time to time. Checks are to be made payable to "Johns Hopkins University".

10.3 This Agreement is binding upon and shall inure to the benefit of JHU, its successors and assignees and shall not be assignable to another party without the written consent of JHU, which consent shall not be unreasonably withheld, except that the Company shall have the right to assign this Agreement to another party without the consent of JHU in the case of the sale or transfer by the Company of all, or substantially all, of its assets relating to the LICENSED PRODUCT or LICENSED SERVICE, to that party.

10.4 In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

10.5 The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Maryland.

10.6 The Company shall not use the name of THE JOHNS HOPKINS UNIVERSITY or THE JOHNS HOPKINS HEALTH SYSTEM or THE JOHNS HOPKINS SCHOOL OF HYGIENE AND PUBLIC HEALTH or any of its constituent parts or any contraction thereof or the name of inventors of PATENT RIGHTS in any advertising, promotional, sales literature or fundraising documents without prior written consent from JHU. Company shall allow at least seven (7) business days notice of any proposed public disclosure for JHU's review and comment or to provide written consent.

10.7 JHU warrants that it has good and marketable title to its interest in the inventions claimed under


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         PATENT RIGHTS with the exception of certain retained rights of the
         United States government.

10.8 JHU and the inventors of LICENSED PRODUCTS) will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its sublicensees or those operating for its account or third parties who purchase LICENSED PRODUCTS) from any of the foregoing entities, practice the inventions of LICENSED PRODUCT(S). Company shall defend and hold JHU, and its constituent parts, their present and former regents, trustees, officers, inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said inventors, either jointly or severally, is named as a party defendant in any such lawsuit. Practice of the inventions covered by LICENSED PRODUCTS) by an AFFILIATED COMPANY or an agent or a sublicensee or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCTS) from the Company, shall be considered Company's practice of said inventions for purposes of this Paragraph 10.8. The obligation of Company to defend and indemnify as set out in this Paragraph 10.8 shall survive the termination of this Agreement.

10.9 Prior to first commercial sale of any LICENSED PRODUCT as the case may be in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or sublicensee shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCTS) and will annually present evidence to JHU that such coverage is being maintained. Upon JHU's request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained and agrees to increase or change the kind of insurance pertaining to the LICENSED PRODUCTS) at the request of JHU. JHU shall be listed as an additional insured in Company's said insurance policies.

10.10 JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 7.3, is not included or without first obtaining approval from the Company to include such confidential information. Otherwise, JHU and the inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

10.11 This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

10.12 This Agreement maybe amended and any of its terms or conditions maybe waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at anytime or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

10.13 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.


JOHNS HOPKINS UNIVERSITY                    ZORAX, Inc.


By:                                         By:
   ---------------------------------           --------------------------------
Theodore O. Poehler, Ph.D.                  Uwe Reischl, M.D., Ph.D.
Vice Provost for Research                   President

Date:                                       Date:
     -------------------------------             ------------------------------

I have read and agree to abide by the terms of this Agreement

By:                                         By:
   ---------------------------------           --------------------------------


Dr.:                                        Dr.:
    --------------------------------            -------------------------------

Date:                                       Date:
     -------------------------------             ------------------------------